Exhibit 99.9

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated April 20, 2012 (the “Schedule 13D”), with respect to the common stock, no par value per share, of Dreams, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates written below.

Date: April 20, 2012	/s/ Michael G. Rubin Michael G. Rubin

Date: April 20, 2012	KYNETIC, LLC /s/ Michael G. Rubin Name: Michael G. Rubin Title: CEO

Date: April 20, 2012	FTS HOLDINGS, INC /s/ Thomas Baumlin Name: Thomas Baumlin Title: CFO

Date: April 20, 2012	FANATICS, INC /s/ Thomas Baumlin Name: Thomas Baumlin Title: CFO

Date: April 20, 2012	SWEET TOOTH ACQUISITION CORP. /s/ Thomas Baumlin Name: Thomas Baumlin Title: CFO